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                                    CONSENT


We hereby consent to the discussion relative to our opinion delivered to the Board of Directors of Lakeview Financial Corporation in connection with its proposed merger with Firstbank Corporation in the Joint Proxy Statement/ Prospectus included in Firstbank's Registration Statement on Form S-4 under the heading "Opinion of Lakeview's Financial Advisor," to the references to our firm in such Joint Proxy Statement/Prospectus and to the inclusion of such opinion as an Appendix to the Joint Proxy Statement/Prospectus.


Austin Associates, Inc.


By: Richard F. Maroney, Jr.
    -----------------------
    Richard F. Maroney, Jr.
    Executive Vice President and Principal

June 19, 1997